Exhibit 10.46

PREFERRED MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS PREFERRED MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated October 4, 2007 (this “Agreement”), is by and among Wise Metals Group LLC, a Delaware limited liability company (the “Company”). The Teachers’ Retirement System of Alabama, an entity of the State of Alabama (“TRSA”), and The Employees’ Retirement System of Alabama, an entity of the State of Alabama (“ERSA”), TRSA and ERSA are sometimes referred to herein individually as an “Investor” and collectively as the “Investors”.

RECITAL

On the terms and subject to the conditions set forth in this Agreement, the Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, the percentage of preferred membership interests of the Company set forth next to the Investor’s name in Section 2.1 of this Agreement (each, a “Preferred Interest”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. The following terms used in this Agreement shall have the respective meanings ascribed to them below. Whenever used, the singular number shall include the plural and the plural the singular, and pronouns of one gender shall include all genders.

“Action” is defined in Section 6.7 hereof.

“Affiliate” means any Person (A) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Company, or (B) five percent (5%) or more of the outstanding voting securities of which are held beneficially or of record by the Company. For purposes of this definition, “control” shall mean with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by agreement or otherwise; the term “controlled” has a meaning correlative to the foregoing.

“Agreement” is defined in the preamble hereof.

“Amended and Restated Limited Liability Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, in the form attached hereto as Exhibit A.

“Ancillary Agreements” means the Registration Rights Agreement and the Amended and Restated Limited Liability Company Agreement.

“Closing” is defined in Section 3.1 hereof.

“Closing Date” is defined in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Interest” means the common ownership interest in the Company described in the Amended and Restated Limited Liability Company Agreement.

“Company” is defined in the preamble hereof.

“Company Disclosure Schedule” means the Company Disclosure Schedule attached hereto.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“DLLC” means the Limited Liability Company Act of the State of Delaware.

“Environmental Laws” means any, federal, state or local law, statute, regulation, ordinance or rule of common law now in effect relating to pollution, the protection of the environment, or employee health or safety, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (RCRA), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (33 U.S.C. Sections 1251, et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.), the Emergency Planning and Community Right-to-Know Act (EPCRA) (42 U.S.C. Sections 11001, et seq.), and the rules and regulations adopted pursuant thereto, and the rules and regulations of the Occupational Safety and Health Administration (OSHA) pertaining to occupational exposure to asbestos, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations promulgated by the Department of Labor or the Pension Benefit Guaranty Corporation thereunder.

“Generally Accepted Accounting Principles” and “GAAP” each mean generally accepted principles of accounting in effect from time to time in the United States.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any court or similar entity and any legislature or similar entity), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Materials” means any asbestos, urea formaldehyde foam insulation, petroleum and its by-products, flammable explosives, radioactive materials, pollutants, contaminants, hazardous materials, hazardous wastes, hazardous or toxic substances, or related or unrelated substances or materials, regulated, controlled, limited or prohibited in any Environmental Laws.

“Indemnified Party” is defined in Section 10.1 hereof.

“Indemnifying Party” means the Company.

“Intellectual Property” is defined in Section 6.9 hereof.

“Knowledge of the Company,” “Company’s Knowledge” or derivations thereof mean the actual knowledge of David F. D’Addario, Danny Mendelson, or Ken Stastny, after reasonable inquiry.

“Laws” means all ordinances, statutes, rules, rulings, regulations, orders, injunctions, judgments, writs or decrees of any Governmental Authority.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, adverse claim, charge, right of first refusal, easement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” is defined in Section 10.1 hereof.

“Material Adverse Effect” is defined in Section 6.1(A) hereof.

“Material Contract” is defined in Section 6.10(A).

“Member” means any holder of an outstanding Common Interest or outstanding Preferred Interest who is a party to the Amended and Restated Limited Liability Company Agreement.

“Order” means any order, writ, injunction, judgment, or decree of any court or other Governmental Authority.

“Permits” is defined in Section 6.8 hereof.

“Person” means an individual, firm, partnership, limited liability company, corporation, joint stock company, trust, incorporated or unincorporated association, unincorporated organization, joint venture, Governmental Authority and any other entity of any kind.

“Preferred Interest” is defined in the Recitals hereof.

“Premises” means all real property that the Company owns, leases, or otherwise occupies or uses in connection with its business.

“Purchase Price” means an aggregate of $75,000,000, payable by each of the Investors in the proportions specified in Section 2.1(A) hereof.

“Records” means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets, computer hardware and other containers in which any of the foregoing is stored, maintained or updated.

“Registration Rights Agreement” means the Registration Rights Agreement of the Company in the form attached hereto as Exhibit B.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the environment, or into or out of any real property.

“Remedial Action” means all actions to (x) clean up, remove, or treat any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare of the environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Required Consents” is defined in Section 6.5 hereof.

“SEC Documents” means all forms, proxy statements, registration statements, offering circulars, information statements, reports, schedules and other documents filed, or required to be filed, by the Company or any of its Subsidiaries with the United States Securities and Exchange Commission.

“SEC Reports” means all SEC Documents required to be filed by the Company with the United States Securities and Exchange Commission since July 23, 2004.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any Person (i) five percent (5%) or more of the outstanding voting securities of which are held beneficially or of record by the Company or (ii) controlled by the Company. For purposes of this definition, “control” shall mean with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by agreement or otherwise; the term “controlled” has a meaning correlative to the foregoing.

“Tax” and “Taxes” are defined in Section 6.17 hereof.

“Tax Return” and “Tax Returns” are defined in Section 6.17 hereof.

ARTICLE 2

ISSUANCE AND PURCHASE OF PREFERRED INTEREST

Section 2.1 Issuance and Purchase of Preferred Interest.

(A) Subject to the terms and conditions of this Agreement, the Company shall sell and issue to each of the Investors, and each of the Investors shall purchase from the Company at the Closing, the Preferred Interest set forth opposite such Investor’s name below:

Investor	Preferred Interest	Purchase Price
TRSA	67%	$50,250,000
ERSA	33%	$24,750,000

(B) The Preferred Interests shall have the powers, privileges and rights set forth in the Amended and Restated Limited Liability Company Agreement.

Section 2.2 Use of Proceeds. The Company shall use all of the funds received by the Company from the Investors to fund working capital and other general corporate purposes.

ARTICLE 3

CLOSING

Section 3.1 Closing. The purchase of the Preferred Interests by the Investors (the “Closing”) shall take place at the offices of Bradley Arant Rose & White LLP located at One Federal Place, 1819 Fifth Avenue North, Birmingham, Alabama 35203 on October 5, 2007, or on such other date or at such other place as the Investors and the Company shall mutually agree (the date of the Closing being referred to herein as the “Closing Date”).

Section 3.2 Payment of Purchase Price. At the Closing, the Investors shall deliver payment of the purchase price for such Preferred Interest by wire transfer of immediately available funds to a bank account designated by the Company.

ARTICLE 4

INVESTORS’ CONDITIONS PRECEDENT

The obligation of the Investors to purchase the Preferred Interests hereunder at the Closing is subject to fulfillment of the following conditions precedent at or before the Closing:

Section 4.1 Representation and Warranties. Each of the representations and warranties of the Company set forth in Article 6 hereof shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date, and (ii) representations and warranties qualified by concepts of materiality shall be true and correct in all respects on the date hereof and on and as of the Closing Date.

Section 4.2 Performance of Agreement. The Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

Section 4.3 Deliveries. The Company shall have delivered or caused to be delivered to the Investors the following items:

(A) Company Closing Certificate. A certificate duly executed on behalf of the Company by its President certifying that the conditions specified in Section 4.1 and Section 4.2 hereof have been satisfied;

(B) Secretary’s Certificate. A certificate of the Secretary of the Company, dated as of the Closing Date, certifying (i) the incumbency and signature of each officer of the Company executing this Agreement or any Ancillary Agreement on behalf of the Company, (ii) resolutions of the Management Board of the Company authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (iii) resolutions of the Majority in Interest approving the Amended and Restated Limited Liability Company Agreement and ratifying the Management Board’s approval of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(C) Amended and Restated Limited Liability Company Agreement. The Amended and Restated Limited Liability Company Agreement, duly executed and delivered by the Majority in Interest;

(D) Delaware Good Standing Certificate. A certificate, as of the most recent date practicable, of the Secretary of State of the State of Delaware as to the existence and good standing of the Company;

(E) Alabama Qualification Certificate. A certificate, as of the most recent date practicable, of the Secretary of State of the State of Alabama confirming the Company’s authority to transact business in Alabama;

(F) Alabama Good Standing Certificate. A certificate, as of the most recent date practicable, of the Alabama Department of Revenue as to the good standing of the Company; and

(G) Legal Opinion. A written opinion of Winston & Strawn LLP, legal counsel for the Company, dated the Closing Date and addressed to the Investors, in form and substance acceptable to the Investors, in their sole and reasonable discretion.

(H) Local Counsel Legal Opinion. A written opinion of Maynard Cooper & Gale PC, legal counsel for the Company, dated the Closing Date and addressed to the Investors, in form and substance acceptable to the Investors, in their sole and reasonable discretion.

(I) Registration Rights Agreement. The Registration Rights Agreement, duly executed and delivered by each party thereto.

ARTICLE 5

COMPANY’S CONDITIONS PRECEDENT

The obligation of the Company to sell and issue the Preferred Interests to the Investors at the Closing is subject to fulfillment of the following conditions precedent:

Section 5.1 Representation and Warranties. Each of the representations and warranties of the Investors set forth in Article 8 hereof shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date, and (ii) representations and warranties qualified by concepts of materiality shall be true and correct in all respects on the date hereof and on and as of the Closing Date.

Section 5.2 Performance of Agreement. The Investors shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed or complied with by them under this Agreement at or prior to the Closing.

Section 5.3 Deliveries. The Investors shall have delivered or caused to be delivered to the Company the Following items:

(A) Amended and Restated LLC Agreement. The Amended and Restated LLC Agreement, duly executed and delivered by the Investors; and

(B) Payment of the Purchase Price. Payment of the Purchase Price, delivered by the Investors in the manner specified in Section 3.2.

(C) Registration Rights Agreement. The registration rights agreement duly executed by each party thereto.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors that the following representations and warranties are true and complete as of the date of this Agreement and will be true and complete on and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time). Any disclosure in the Company Disclosure Schedule in response to any Section of this Article 6 shall be deemed responsive to all sections of this Article 6 which could require such disclosure:

Section 6.1 Organization and Standing.

(A) The Company is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. The copies of the Certificate of Formation of the Company and the Second Amended and Restated Limited Liability Company Agreement of the Company heretofore delivered to the Investors are accurate and complete through the date hereof. The Company is duly licensed or qualified and authorized to do business, and is in good standing, in each other jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification and authorization, except where the failure to obtain such license or qualification and authorization would not have a material adverse effect on the business, assets (including intangible assets), properties, prospects, results of operations, or condition (financial or otherwise) of the Company taken as a whole (a “Material Adverse Effect”).

(B) Section 6.1 of the Company Disclosure Schedule sets forth: (i) a list of the states in which the Company is qualified to do business; and (ii) the addresses of all places of business and headquarters of the Company.

(C) The Company has not used any corporate or fictitious name other than the name for the Company as is used in this Agreement.

Section 6.2 Capitalization.

(A) Section 6.2(A) of the Company Disclosure Schedule sets forth the capitalization of the Company immediately prior to the Closing, including any non-voting membership interests or profits interests in the Company, and any rights to purchase or acquire Common Interests or preferred membership interests of the Company.

(B) Section 6.2(B) of the Company Disclosure Schedule sets forth the capitalization of the Company as of the Closing, after giving effect to the issuance of the Preferred Interests to the Investors, including the following: (i) issued and outstanding Common Interests, including, with respect to restricted Common Interests, vesting schedule and repurchase price; (ii) the Preferred Interests; and (iii) any rights to purchase or acquire additional Common Interests or preferred membership interests of the Company. Except for (x) the conversion privileges of the Preferred Interests, (y) the preemptive and similar rights set forth in the Amended and Restated Limited Liability Company Agreement, and (z) the securities and rights set forth in Section 6.2(B) of the Company Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any equity or membership interests of the Company (including, without limitation, the Common Interest and the Preferred Interest), or any securities convertible into or exchangeable for equity or membership interests of the Company.

(C) Prior to the Closing, all outstanding Common Interests and, upon issuance thereof, all Common Interests underlying any warrants, rights to purchase or conversion rights shall be subject to the terms and conditions of the Amended and Restated Limited Liability Company Agreement.

(D) Except as set forth in the Amended and Restated Limited Liability Company Agreement, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its membership interests or to make any distributions with respect thereto.

(E) All of the issued Common Interests have been duly authorized and were issued in compliance with all applicable federal and state securities laws.

(F) The issuance of the Preferred Interests is not and will not be subject to any preemptive rights, rights of first refusal or other preferential rights, except for those rights described in Section 6.2(F) of the Company Disclosure Schedule, all of which will have been satisfied or waived prior to the Closing. The Preferred Interests, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and free of restrictions on transfer other than restrictions on transfer under the Amended and Restated Limited Liability Company Agreement, applicable state and federal securities laws and Liens created by or imposed by an Investor. Assuming the accuracy of the representations of the Investors in Article 8 of this Agreement, the Preferred Interests will be issued in compliance with all applicable federal and state securities laws. The Common Interests issuable upon conversion of the Preferred Interests have been duly reserved for issuance, and upon issuance in accordance with the terms of the Amended and Restated Limited Liability Company Agreement, will be validly issued and free of restrictions on transfer other than restrictions on transfer under the Amended and Restated Limited Liability Company Agreement, applicable federal and state securities laws and Liens created by or imposed by an Investor. Based in part upon the representations of the Investors in Article 8 of this Agreement, the Common Interests issuable upon conversion of the Preferred Interests will be issued in compliance with all applicable federal and state securities laws.

(G) There are no outstanding or authorized membership interest appreciation or similar rights with respect to the Company. Except as described in

Section 6.2(G) of the Company Disclosure Schedule or as set forth in the Amended and Restated Limited Liability Company Agreement, there are no written agreements relating to the securities of the Company including, without limitation, the acquisition, disposition, repurchase, voting or registration thereof.

Section 6.3 Subsidiaries and Affiliates. Except as set forth on Section 6.3 of the Company Disclosure Schedule, the Company does not have any Subsidiaries or Affiliates; nor does the Company, directly or indirectly, participate in any joint venture, partnership or other similar arrangement.

Section 6.4 Authorization. All limited liability company action on the part of Company necessary for the authorization, execution and delivery of this Agreement and the Ancillary Agreements, the performance of all the Company’s obligations hereunder and thereunder, the authorization, issuance, sale and delivery of the Preferred Interests, and the Common Interests issuable upon conversion of the Preferred Interests, has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the other parties hereto and thereto, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as limited by (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting enforcement of creditors’ rights generally, and (ii) rules and laws relating to the availability of specific performance, injunctive relief and other equitable remedies.

Section 6.5 Consents. Except as specified in Section 6.5 of the Company Disclosure Schedule (the “Required Consents”) or where the failure to obtain a consent would not have a Material Adverse Effect, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental or non-governmental authority or any party to a Material Contract or any other agreement, contract, license, lease or instrument to which the Company is a party or by which it is bound, is required on the part of the Company for or in connection with their execution, delivery or performance of this Agreement or the Ancillary Agreements, or for the Company to conduct its business after the Closing in substantially the same manner it conducted its business prior to the Closing. Subject to obtaining the Required Consents, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Company will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Law, any Permit, any Order, the Company’s Certificate of Formation or Amended and Restated Limited Liability Company Agreement, or any agreement, contract, license, lease or instrument (including, without limitation, the Material Contracts) to which the Company is a party or by which the Company is bound where such violation, conflict, default or acceleration would have a Material Adverse Effect.

Section 6.6 Compliance. Except for those violations or defaults which would not have a Material Adverse Effect, the Company is not in violation of or default under (i) any provisions of the Company’s Certificate of Formation or Amended and Restated

Limited Liability Company Agreement, (ii) any Order, (iii) any note, indenture, mortgage or other financing instrument, (iv) any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) any provision of any Laws. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, Order, instrument, lease, agreement, contract or purchase order or (ii) an event which results in the creation of any Lien upon any assets or properties of the Company or the suspension, revocation, forfeiture, or non-renewal of any Permit applicable to the Company.

Section 6.7 Litigation. Except for those Actions which would not have a Material Adverse Effect, as set forth in Section 6.7 of the Company Disclosure Schedule, there is no suit, claim, action, suit, arbitration, hearing, investigation, charge, complaint, investigation, grievance, demand or proceeding (each, an “Action”) pending or, to the Company’s Knowledge, threatened, with respect to the Company or any of its employees, officers or managers. Except as set forth in Section 6.7 of the Company Disclosure Schedule, neither the Company nor any employee of the Company is named in or otherwise subject to any outstanding Order. Except as set forth in Section 6.7 of the Company Disclosure Schedule or as would not have a Material Adverse Effect, since January 1, 2006, (i) there has not been any Action asserted, or to the Company’s Knowledge, threatened against the Company relating to its method of doing business or its relationship with past, existing or future licensors, customers, lessees, users, purchasers or licensees and (ii) the Company has not been subject to any Order relating to its method of doing business or its relationship with past, existing or future licensors, customers, lessees, users, purchasers or licensees. There is no Action pending or, to the Company’s Knowledge, threatened (whether or not the Company is a party thereto) challenging or otherwise relating to this Agreement or the transactions contemplated hereby and no Member is subject to any Order relating to the transactions contemplated hereby, the foregoing includes, without limitation, Actions pending or threatened involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

Section 6.8 Permits and Licenses. The Company has obtained and complied with all franchises, permits, licenses, consents and other similar authority (“Permits”) necessary for the conduct of the Company’s business as now conducted and as currently proposed to be conducted, except where the failure to have such Permit would not have a Material Adverse Effect. All such Permits are in full force and effect, and there is no investigation or other matter that could reasonably be expected to result in the revocation, impairment or limitation of any such Permit, except where such revocation, impairment or limitation would not have a Material Adverse Effect.

Section 6.9 Intellectual Property. The Company and its Subsidiaries own or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets, know-how, licenses, confidential information and proprietary rights and processes, inventions (whether patentable or not), and all patents and patent rights (such rights are collectively referred to herein as “Intellectual Property”) as are necessary to conduct the Company’s business as now conducted and as presently proposed to be conducted, without, to the Company’s Knowledge, any conflict with, or infringement of, the rights of any other Person. To the Company’s Knowledge, no product or service licensed, marketed or sold (or proposed to be licensed, marketed or sold) by the Company violates or will violate any license or infringe any intellectual property rights of any other Person. Except as set forth on Section 6.9 of the Company Disclosure Schedule, other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to Intellectual Property of the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person. To the Company’s knowledge, the Company has not received any written communications within the last three years alleging that the Company has violated or infringed or, by conducting its business, would violate or infringe any of the Intellectual Property of any other Person. To the Company’s knowledge within the last three years, no other Person has violated or infringed any of the Intellectual Property owned by the Company or to which Company has rights.

Section 6.10 Material Agreements.

(A) Except for Contracts reflected as exhibits to its SEC Reports filed prior to the date of this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries, nor any of the Company’s assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any Contract relating to the borrowing of money by the Company or any of its Subsidiaries or the guarantee by the Company or any of its Subsidiaries of any such obligation in excess of $5,000,000, (ii) any Contract containing covenants that in any material respect limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area which, or method by which, the Company or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority), or any Contract which is material to the Company that requires the Company or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such Contract with respect to the subject matter of such Contract, (iii) a Contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to the Company or any of its Subsidiaries, (iv) any other Contract or amendment thereto that would be required to be filed as an Exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”) that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, or (v) any Contract that involves expenditures or receipts of the Company or any of its Subsidiaries in excess of $5,000,000 per year not entered into in the ordinary course of business consistent with past practice. The Contracts of the type described in the preceding sentence, whether or not in effect as of the date of this

Agreement, shall be deemed “Material Contracts” hereunder. Section 6.10(A) of the Company Disclosure Schedule contains a complete list of all Material Contracts which have not otherwise been filed as an exhibit to an SEC Report.

(B) Each of the Material Contracts (i) that is reflected as an exhibit to an SEC Report, (ii) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act to be filed as an exhibit to any of the Company’s SEC Reports or (iii) that are disclosed in the Company Disclosure Schedule are in full force and effect and are valid and binding obligations of the Company, and are to the Company’s Knowledge, valid and binding obligations of the other parties thereto.

(C) Except as set forth on Section 6.10(C) of the Company Disclosure Schedule, the Company is not in breach or default under or with respect to any of the Material Contracts, and to the Company’s Knowledge, no other party is in breach or default under or with respect to any of the Material Contracts where such breach or default would have a Material Adverse Effect.

(D) Except as described in Section 6.10(D) of the Company Disclosure Schedule, the Company has not received any oral or written notification that any Person that is a party to a Material Contract intends to terminate or not renew such agreement, and, to the Company’s Knowledge, no such Person has a present intention to terminate or not renew such agreement.

Section 6.11 Conflicts of Interest.

(A) Except as set forth in the Company’s SEC Reports or Section 6.11(A) of the Company Disclosure Schedule, other than (i) standard employee benefits generally made available to all employees and (ii) standard manager and officer indemnification agreements approved by the Management Board, and there are no agreements, understandings or proposed transactions between the Company and any of its officers, managers, or any Affiliate thereof.

(B) Except as set forth in Schedule 6.11(B), the Company is not indebted, directly or indirectly, to any of its managers, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s managers, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except for managers, officers or employees or Members of the Company that own stock in (but not exceeding one percent (1%) of the outstanding capital stock of) publicly traded companies that may compete with the Company. Except as set forth in Section 6.11(B) of the Company Disclosure Schedule, none of the Company’s employees, officers or managers or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with the Company. To the Knowledge of the Company, none of the Company’s managers or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensors, licensees and competitors.

Section 6.12 Registration Rights and Voting Rights. Except as disclosed in Section 6.12 of the Company’s Disclosure Schedule and as provided in the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except for the Amended and Restated Limited Liability Company Agreement, neither the Company nor any other Member has entered into any agreements with respect to the voting of membership interests of the Company.

Section 6.13 Title to Assets and Property; Leasehold Interests. Except as set forth in Section 6.13 of the Company Disclosure Schedule, the Company has good and marketable title to its properties and assets free and clear of any and all Liens, other than statutory Liens for the payment of current taxes that are not yet due and payable that do not impair the Company’s ownership or use of such property or assets. With respect to the properties and assets the Company leases or licenses, a valid and subsisting lease agreement or license agreement, duly authorized and entered into, exists without any default of the Company or, to the Knowledge of the Company, any other party thereto, and the Company is in compliance in all material respects with each such lease or license and holds a valid leasehold interest or license free of any Liens. The Company’s possession of such property has not been disturbed and, to the Knowledge of the Company, no claim has been asserted against the Company adverse to its rights to such leasehold interests.

Section 6.14 SEC Filings; Financial Statements.

(A) The Company has filed and made available to the Investors all SEC Reports. The Company’s SEC Reports, including the financial statements, exhibits and schedules contained therein, (i) at the time filed, complied as to form (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the application requirements of securities Laws, and (ii) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances in which they were made, not misleading.

(B) Each of the financial statements contained in the Company’s SEC Reports (including any SEC Reports filed after the date of the Agreement, will comply) in all material respects with the applicable requirements of the securities Laws with respect thereto, fairly present (or, in the case of SEC Reports filed after the date of this Agreement will fairly present) the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of the Company’s operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

Section 6.15 Undisclosed Liabilities. The Company has no liabilities or obligations material to the Company of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (A) liabilities reflected in the financial statements of the Company (including the Notes thereto) as of June 30, 2007, (B) current liabilities incurred in the ordinary course of business since June 30, 2007, (C) liabilities under the Material Contracts (excluding any liability for breach of any such Material Contract), and (D) those set forth in Section 6.15 of the Company Disclosure Schedule.

Section 6.16 Employee Matters.

(A) Except as disclosed in Section 6.16(A) of the Company Disclosure Schedules, the Company is not delinquent in any material payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or material amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable local, state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of Taxes and other sums as required by Law. The Company has in all material respects withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

(B) Section 6.16(B) of the Company Disclosure Schedule sets forth each employee benefit plan, including, without limitation, each pension, health, profit sharing, bonus, equity purchase, equity option, hospitalization, insurance of severance plan, that is or has been maintained, established or sponsored by the Company, or which the Company participates in or contributes to, or in the case of a multiemployer pension plan, has contributed to, that is subject to ERISA. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all Laws applying to each such employee benefit plan.

(C) Except as disclosed in Section 6.16(C) of the Company Disclosure Schedule, the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.

Section 6.17 Taxes. Except as set forth in Section 6.17 of the Company Disclosure Schedule, the Company has filed all Tax Returns which are required to be filed by it, and has paid all Taxes required to be paid by it. All such Tax Returns are true, correct and complete in all respects. The Company has never had any Tax deficiency proposed or assessed against it, has not been subject to any tax audit or similar proceeding, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. The Company has not been notified orally or in writing by any Governmental Authority that it is or will be the subject of any Tax audit or other similar proceeding. The Company has withheld and paid all employment-related Taxes as and when the same were due to be withheld and paid, including, but not limited to, federal, state and local income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes. The Company has not made any Tax election or failed to make any Tax election which has had or could reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Tax” or “Taxes” means all taxes (including income tax, payroll tax, sales tax, use tax, property tax, ad valorem tax), assessments, fees, levies, imposts, duties, penalties, deductions, withholdings or other charges of any nature whatsoever from time to time or at any time imposed by any Law or any federal, state, local or foreign jurisdiction. As used in this Agreement, “Tax Return” or “Tax Returns” means all returns (including any information returns), reports, statements, schedules, notices, forms, or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

Section 6.18 Insurance.

(A) The Company maintains adequate insurance with respect to its business and operations in accordance with market practices of its industry and such policies of insurance are in full force and effect and the Company is not in violation of and is in compliance with all requirements and provisions thereof. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage upon terms at least as favorable as those presently in effect.

(B) The Company maintains a director and officer insurance policy, a copy of which is attached as Section 6.18 of the Company Disclosure Schedule, and such policy is in full force and effect.

Section 6.19 Changes. Since June 30, 2007, except as (i) set forth on Section 6.19 of the Company Disclosure Schedule or (ii) disclosed in the Company’s SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course of such businesses and there have been no events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 6.20 Environmental Laws. Except as, in each case below, set forth in Section 6.20 of the Company Disclosure Schedule, to the Company’s Knowledge: the Company and the Premises are in compliance in all respects with all applicable Environmental Laws and all orders and directives of any Governmental Authorities having jurisdiction under such Environmental Laws; the Company has not received any citation, directive, letter, or other written communication or any written notice of any Action from any Person arising out of the ownership, use or occupation of the Premises, or the conduct of the Company’s operations, or alleging that the Premises are in violation of any Environmental Laws, and there is no basis therefor; the Company has obtained and is maintaining in full force and effect all necessary Permits required by all Environmental Laws applicable to the Premises and the business operations conducted thereon, and is in compliance with all such Permits; the Company has not caused or allowed a Release, or a threatened Release, of any Hazardous Materials onto or at the Premises, and neither the Premises nor any property at the Premises has been subject to a Release of any Hazardous Materials in violation of any Environmental Laws; there are not located on the Premises any (i) underground storage tanks, (ii) asbestos containing material in an un-encapsulated, friable condition, or (iii) equipment containing polychlorinated biphenyls; there are no investigations of the operations, or currently or previously owned, operated or leased property, of the Company pending or threatened that could lead to a Remedial Action or the imposition of any liability on the Company pursuant to any Environmental Laws.

Section 6.21 [RESERVED]

Section 6.22 [RESERVED]

Section 6.23 Disclosure. The Company has made available to the Investors all the information available to the Company that the Investors have requested for deciding whether to purchase the Preferred Interests. No representation or warranty of the Company contained in this Agreement, the Ancillary Agreements, or in any written statement or certificate furnished or to be furnished by the Company to the Investors pursuant to any such documents or otherwise in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits to state or will omit to state a material fact necessary in order to make the statements contained herein or therein in light of the circumstances in which they were made not misleading.

Section 6.24 No Brokers or Finders. Except as set forth in Section 6.24 of the Company Disclosure Schedule, no Person has, or as a result of the transactions contemplated hereby will have, any right or claim against the Company for any commission, fee or other compensation as a finder or broker or in any similar capacity.

Section 6.25 Not an Investment Company. The Company is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE 7

[RESERVED]

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors, severally and not jointly, hereby represents and warrants to the Company as follows:

Section 8.1 Authorization. All entity action on the part of such Investor necessary for the authorization, execution and delivery of this Agreement and the Ancillary Agreements, and the performance of all such Investor’s obligations hereunder or thereunder, has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by such Investor and the other parties hereto, shall constitute a valid and legally binding obligation of such Investor enforceable in accordance with its terms, except as limited by (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting enforcement of creditors’ rights generally, and (ii) rules and laws relating to the availability of specific performance, injunctive relief and other equitable remedies.

Section 8.2 Accredited Investor. Such Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 8.3 Purchase for Own Account. Such Investor is acquiring the Preferred Interests for investment purposes only, for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable law.

Section 8.4 No Broker or Finders. Neither Investor nor any of its Affiliates has employed any broker or finder or has incurred any liability for investment banking brokers or finders’ fees in connection with the transaction contemplated herein.

ARTICLE 9

COVENANTS OF THE COMPANY

The Company does hereby covenant and agree with the Investors that, so long as the Preferred Interests remain outstanding, unless the Investors otherwise consent in writing, the Company will comply, or cause the applicable Person to comply, with the following covenants:

Section 9.1 Affirmative Covenants.

(A) The Company will use the proceeds of the Preferred Interest sale only for the purposes set forth in Section 2.2 hereof and will furnish to the Investors such evidence as the Investors may reasonably from time to time require with respect to such use.

(B) The Company will furnish the Investors the following:

(1) within forty-five (45) days after the close of each quarterly accounting period in each fiscal year:

(i)	unaudited financial statements of the Company for such quarter and for the fiscal year to date (including statements of income and of changes in cash flow for such period, and balance sheets as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year) showing all consolidating adjustments (if any),

(ii)	the Form 10-Q filed by the Company with the United States Securities and Exchange Commission for such quarter, and

(iii)	a capitalization table of the Company for the fiscal year to date, including capital account balances,

(iv)	all in reasonable detail and certified by the president or chief financial officer of the Company and which present fairly the financial condition, results of operations and other information reflected therein and will have been prepared in accordance with GAAP consistently applied;

(2) within ninety (90) days after the close of each fiscal year:

(i)	copies of the audited financial statements of the Company for such year (including statements of income and of changes in cash flow for such period, and balance sheets as of the end of such period,

setting forth in each case in comparative form figures from the preceding annual audit) showing all consolidating adjustments (if any), prepared by an independent certified public accounting firm of recognized national standing acceptable to Investors,

(ii)	copies of the unqualified opinions and management letters delivered by such accountants in connection with all such financial statements, and

(iii)	the Form 10-K filed by the Company with the United States Securities and Exchange Commission for such year,

all in reasonable detail, including all supporting schedules and comments; the statements and balance sheets to be certified by such accountants to have been prepared in accordance with GAAP consistently applied by the Company; in addition, the Company will deliver to the Investors, within ninety (90) days after the close of each fiscal year, a certificate of the president or chief financial officer of the Company that they have no knowledge of any defaults or events of defaults, or disclosing all events of default of which they have obtained knowledge, with respect to any note, indenture, mortgage or other financing agreement, lease, agreement or contract to which or by which the Company is bound;

(3) no later than thirty (30) days prior to the close of each fiscal year, a comprehensive operating budget for the Company, forecasting revenues and expenses on a monthly basis for the next fiscal year, as well as a capital expenditure budget for the same fiscal year; and

(4) as soon as practicable and in no event later than five (5) business days after they are sent, made available or filed, copies of all registration statements and reports filed by the Company with the United States Securities and Exchange Commission (including Forms 8-K) and all reports, notices, financial statements and other documents that the Company sends or makes available to its Members.

(C) The Company shall permit any Person designated by the Investors, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of the Company, to examine the books and Records of the Company and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, their officers, all at such times and intervals as the Investors may reasonably request.

(D) The Company will take all necessary steps to preserve its limited liability company existence, as applicable, and franchises and comply with all present and future laws applicable to it in the operation of its business, and all material agreements to which it is subject.

(E) The Company will notify the Investors immediately if it becomes aware of the occurrence of any event of default or of any fact, condition or event that only with the giving of notice or passage of time or both, could become an event of default under any note, indenture, mortgage or other financing agreement, lease, agreement or contract to which or by which the Company is bound, or if it becomes aware of any material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operations of the Company or of the failure of the Company to observe any of its undertakings hereunder or under any of the Ancillary Documents.

(F) Within forty-five (45) days following the Closing the Company shall obtain, and at all times while any of the Preferred Interests are held by the Investors the Company shall cause to be maintained, a life insurance policy in the amount of $10,000,000.00 on the life of David F. D’Addario, Chief Executive Officer of the Company (“D’Addario”). Neither D’Addario nor the Company shall amend, supplement or otherwise modify the life insurance policy without the prior written consent of the Investors. The Company shall be named as the beneficiary of such life insurance policy. Notwithstanding the Company’s covenant and agreement to obtain such life insurance policy within forty-five (45) days following the Closing, the Investors shall not have any right to request redemption of the Preferred Interests based on the failure to obtain such life insurance policy until 120 days have elapsed since the Closing in accordance with Section 7.13.1 of the Amended and Restated Limited Liability Company Agreement.

(G) Effective as of the Closing, (i) the number of directors constituting the Management Board of the Company shall be seven (7), (ii) the Investors shall have the right, for so long as they hold all of the Preferred Interests, to appoint two (2) members to the Company’s Management Board (the “Investor Managers”) and (iii) the Investors shall name the Investor Managers, and the Company’s Management Board and the Majority in Interest shall take all action necessary to elect such Investor Managers to the Management Board, within thirty (30) days of the Closing.

Section 9.2 Negative Covenants. The Company does hereby covenant and agree with the Investors that, so long as any portion of the Preferred Interests remain outstanding, the Company will, except with the prior written consent of the Investors, comply, or cause the applicable Person to comply, at all times with the following negative covenants:

(A) The Company will not liquidate, dissolve or wind-up the Company’s affairs.

(B) The Company will not amend, alter or repeal any provision of the

Company’s Certificate of Formation or the Amended and Restated Limited Liability Company Agreement in a manner adverse to the Preferred Interests, including, without limitation, amendments which alter the size of the Company’s Management Board other than as provided in this Agreement.

(C) The Company will not create or authorize the creation of, or issue any security convertible into or exercisable for, any preferred membership interest having rights, preferences or privileges senior to or on parity with the Preferred Interests.

(D) The Company will not make any payment or distribution on account of its outstanding Common Interests or any other form of membership interest (provided, however, that the Company may pay make distributions not to exceed the 45% of the Income allocated to such Person payable by its Members attributable to the Company’s income).

Section 9.3 Board Approval. The Company does hereby covenant and agree with the Investors that, so long as the Preferred Interest remains outstanding, the Company will, except with the prior approval of the Management Board (including the affirmative vote of each of the Investor Managers), comply, or cause the applicable Person to comply, at all times with the following negative covenants:

(A) The Company will not purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person except for loans or advances in an aggregate amount not to exceed $5 million, and except that the Company may invest in any of the following: (i) Persons which are wholly-owned by the Company; (ii) readily marketable direct obligations issued or guaranteed by the United States of America or an agency thereof; (iii) certificates of time deposit or money market funds issued by commercial banks of recognized standing organized under the laws of, and operating in, the United States of America or one of the States of the United States and having a combined paid-in-capital and paid-in-surplus of not less than $100,000,000 in the case of each such bank; or (iv) commercial paper rated at least Prime-1 by Moody’s Investor Services, Inc., or A-l by Standard & Poor’s Corporation (or having a comparable rating by another rating service of comparable standing) or which constitute trade receivables in the ordinary course of business.

(B) The Company will not make any loan or advance to any employee, manager, Member, consultant or independent contractor of the Company, except for business travel and similar temporary advances in the ordinary course of business or under the terms of an employee benefit plan previously approved by the Management Board.

(C) The Company will not become liable, directly or indirectly, as guarantor or otherwise for any obligation or indebtedness of any other Person in excess of $5 million in each instance, except for the endorsement of commercial paper for deposit or collection in the ordinary course of business, and except for the guarantee of its Subsidiary’s obligations under its credit agreement.

(D) The Company will not incur, create, or assume, any indebtedness in excess of $5 million that has not previously been included in a Management Board approved budget except:

(1) indebtedness incurred pursuant to its existing revolving credit facility;

(2) indebtedness permitted under that certain 10.25% Senior Secured Notes Indenture or any instrument constituting a refinancing of such Indenture, including any increases in the Company’s existing revolving credit facility permitted by such Indenture and other items constituting “Permitted Indebtedness” under the Indenture; and

(3) indebtedness incurred to refinance (1) or (2) above (including indebtedness which may be incurred under the instruments financing such indebtedness).

(4) trade indebtedness incurred in the ordinary course of business.

(E) The Company will not enter into any transaction or series of transactions where any of its managers, officers or associates, as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), of any such Person is a counter-party to such transaction.

(F) The Company will not retain, terminate or materially change the cash compensation of the Company’s executive officers named or required to be named in the Company’s Exchange Act filings.

(G) The Company will not engage in any business other than that in which the Company is currently engaged or make any material change in the manner in which the Company conducts the Company’s business.

(H) The Company will not acquire any business or businesses for an aggregate amount in excess of $5 million.

(I) The Company will not file a registration statement with the United Stated Securities and Exchange Commission.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Indemnification.

(A) The Company shall indemnify, defend and hold harmless each of the Investors and their respective Affiliates, and their respective officers, directors, managers, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”), to the fullest extent permitted by Law from and against any and all losses, Actions, or written threats thereof (including, without limitation, any Actions by a third party), damages, interest, fines, penalties, assessments, deficiencies, costs, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any Action brought directly against an Indemnifying Party and the Indemnified Party or between the Indemnified Party and by any third party or otherwise) or other liabilities (collectively, “Losses”) directly resulting from or arising out of (i) any breach of any representation or warranty of the Company contained in this Agreement or any Ancillary Agreement or (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Agreement or any Ancillary Agreement, it being expressly understood that “Losses” do not mean any diminution of value of the Investor’s investment in the Company but rather relate to third party claims against an Indemnified Party directly caused by (i) and (ii) above.

(B) In connection with the obligation of the Indemnifying Parties to indemnify for Losses as set forth above, the Indemnifying Parties shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such Losses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between an Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party. This indemnity agreement shall be a continuing agreement and shall survive the execution and delivery of this Agreement and the Closing.

Section 10.2 Notification. Each Indemnified Party under this Article 10 shall, promptly after the receipt of notice of the commencement of any Action against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Parties under this Article 10, notify the Indemnifying Parties in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Parties of any such Action shall not relieve the Indemnifying Parties from any liability which they may have to such Indemnified Party (a) other than pursuant to this Article 10 or (b) under this Article 10 unless, and only to the extent that, such omission results in an Indemnifying Party’s forfeiture of substantive rights or defenses. In case any such Action shall be brought against any Indemnified Party, and it shall notify the Indemnifying Parties of the commencement thereof, the Indemnifying Parties shall be entitled to assume the defense thereof at their own expense, with counsel reasonably satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that (i) the assumption of defense shall constitute an acknowledgement by the Indemnifying Party of its obligation to indemnity the Indemnified Party with respect to the Action and the matter that is the subject of the Action pursuant to this Article 10, and (ii) any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Action in which both an Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Action if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Parties (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any Action between an Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Parties agree that they will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Action relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Action. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

Section 10.3 Contribution. If the indemnification provided for in this Article 10 from the Indemnifying Parties is unavailable to an Indemnified Party hereunder in respect of any Losses for which indemnification is sought pursuant to this Article 10, then the Indemnifying Parties, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Parties as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Parties and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Parties and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Parties or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any Action.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Survival of Representations and Warranties. All representations and warranties of the Company and the Investors contained in or made pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter hereof made by or on behalf of any such Person.

Section 11.2 Further Assurance. From time to time, the Company will execute and deliver to the Investors such additional documents and will provide such additional information as the Investors may require to carry out the terms of this Agreement and be informed of the status and affairs of the Company.

Section 11.3 Enforcement and Waiver by The Investors. The Investors shall have the right at all times to enforce the provisions of this Agreement in strict accordance with its terms, notwithstanding any conduct or custom on the part of the Investors in refraining from so doing at any time or times. All rights and remedies of the Investors are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

Section 11.4 Expenses of the Investors. At the Closing, the Company shall pay the reasonable fees and expenses of Bradley Arant Rose & White LLP, the counsel for the Investors. The Company shall pay all reasonable expenses incurred by or on behalf of the Investors in connection with the conversion or redemption of the Preferred Interest or enforcement of this Agreement, including, without limitation, reasonable legal, accounting and due diligence fees and expenses.

Section 11.5 Press Releases. Upon notice to the Company, the Investors may announce, individually or separately, at any time, the existence of this Agreement and the transactions and relationships established hereby and other information relating thereto through press releases, internet web sites or email announcements or other communications.

Section 11.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (A) upon personal delivery to the party to be notified, (B) when sent by facsimile (with confirmation of delivery) if sent during normal business hours of the recipient, and if not so sent during normal business hours, then on the next business day, (C) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (D) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. Any notices or other communications given or made pursuant to this Agreement to the Investors shall also be made via electronic mail to the addresses set forth below. All communications shall be sent to the respective parties at their address as set forth below, or to address as subsequently modified by written notice given in accordance with this Section 11.7:

(1) If to the Company:

Wise Metals Group, LLC

857 Elkridge Landing Road

Suite 600

Linthicum, MD21090

Facsimile: (410)636-3817

Attention: Ken Stastny

                 Chief Financial Officer

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, New York

Facsimile: (212) 294-4700

Attention: Robert W. Ericson

(2) If to the Investors:

The Retirement Systems of Alabama

135 South Union Street

Montgomery, AL 36130

Facsimile: (334) 240-3268

Attention: M. Hunter Harrell

hunterh@rsa.state.al.us

julieb@rsa.state.al.us

with a copy to:

Bradley Arant Rose & White LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, Alabama 35203

Facsimile (205) 521-8800

Attention: Laura P. Washburn

Section 11.7 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the DLLC as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Alabama, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Alabama.

Section 11.8 SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL

ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ALABAMA, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ALABAMA, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH IN SECTION 11.7 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH THE INVESTORS SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

THE COMPANY AND THE INVESTORS HEREBY: IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD OF TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.9 Binding Effect; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors, heirs, executors, administrators, personal representatives, and permitted assigns of the parties hereto. The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Investors. After the Closing, each Investor may assign this Agreement, in whole or in part, to any party that acquires all or a portion of the Preferred Interest from such Investor.

Section 11.10 Entire Agreement, Amendments. This Agreement, including the exhibits and schedules hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement among the parties hereto, and may be amended only by a writing signed on behalf of each such party.

Section 11.11 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

Section 11.12 Headings. The section, subsection, paragraph and subparagraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections, subsections, paragraphs or subparagraphs.

Section 11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery.

Section 11.14 No Commitment for Additional Financing. The Company acknowledges and agrees that no Investor has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Preferred Interests as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Investor or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Investor or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Investor shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed, or caused to be executed by its duly authorized representative, this Agreement as of the day and year first above written.

WISE METALS GROUP LLC

By:
Name:
Title:

THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA

By:
Name:	Dr. David G. Bronner
Title:	Chief Executive Officer

THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA

By:
Name:	Dr. David G. Bronner
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto has executed, or caused to be executed by its duly authorized representative, this Agreement as of the day and year first above written.

WISE METALS GROUP LLC

By:
Name:	David F. D’Addario
Title:	Chief Executive Officer

THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA

By:
Name:
Title:

THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA

By:
Name:
Title: